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                                                                    EXHIBIT (12)

                                January 16, 2009

First American Investment Funds, Inc.
800 Nicollet Avenue
Minneapolis, MN 55402

Ladies and Gentlemen:

     We have acted as counsel to First American Investment Funds, Inc., a Maryland corporation ("FAIF"), in connection with the proposed acquisition of California Intermediate Tax Free Fund (an "Acquired Fund"), a separately managed series of FAIF, by California Tax Free Fund (an "Acquiring Fund"), a separately managed series of FAIF, and the proposed acquisition of Colorado Intermediate Tax Free fund (an "Acquired Fund" and, together with California Intermediate Tax Free Fund, the "Acquired Funds"), a separately managed series of FAIF, by Colorado Tax Free Fund, a separately managed series of FAIF (an "Acquiring Fund" and, together with California Tax Free Fund, the "Acquiring Funds"), pursuant to an Agreement and Plan of Reorganization dated as of January 13, 2009, by and between FAIF on behalf of the Acquired Funds and FAIF on behalf of the Acquiring Funds (the "Agreement").

     You have requested our opinion concerning certain federal income tax consequences of the exchange of Acquiring Fund Shares for the assets and liabilities of the corresponding Acquired Fund and the distribution of such shares to Acquired Fund Shareholders upon liquidation of each Acquired Fund, all pursuant to the Agreement. Each such exchange of the assets and liabilities of an Acquired Fund for shares of an Acquiring Fund, followed by the distribution of the Acquiring Fund shares to the Acquired Fund shareholders and liquidation of the Acquired Fund, is referred to herein as a "Reorganization," and together the transactions are referred to as the "Reorganizations." In this regard we have examined (1) the Agreement, (2) the amendment to the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about November 25, 2008, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreement, as the case may be.

     Pursuant to the Agreement, all of the shares of each Acquired Fund will be exchanged for shares of common stock of the corresponding Acquiring Fund having an aggregate net asset value equal to the net value of the assets of the Acquired Fund at the

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Effective Time. At the Effective Time, all of the assets and liabilities belonging to each Acquired Fund shall become, without further action, assets belonging to the corresponding Acquiring Fund. At the Effective Time, each Acquiring Fund will issue and, on behalf of the corresponding Acquired Fund, distribute to the Acquired Fund Shareholders of record Acquiring Fund Shares in exchange for Acquired Fund Shares. Thereafter, no additional shares representing interests in either Acquired Fund will be issued, and each Acquired Fund will be deemed to be liquidated. All issued and outstanding shares of each Acquired Fund will simultaneously be cancelled on the books of the Acquired Fund. In the distribution, each Acquired Fund Shareholder will receive Acquiring Fund Shares of a class corresponding to the class of shares that he or she held in Acquired Fund, with a net asset value at the Effective Time equal to the net asset value of the shareholder's Acquired Fund Shares as of such time.

     For purposes of this opinion, we have assumed that the Reorganizations are being undertaken for valid business reasons as determined by the Board of Directors of FAIF, and as described in the Registration Statement under the caption "Information About the Reorganizations - Reasons for the
Reorganization."

     Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Based on the Agreement, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by FAIF in a Certificate dated January 16, 2009, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that each Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and that each Acquiring Fund and each corresponding Acquired Fund will qualify as a party to the reorganization within the meaning of Section 368(b) of the Code.

     On the basis of the foregoing opinion that each Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

       (i) Acquired Fund Shareholders will recognize no income, gain or loss upon receipt, pursuant to the Reorganizations, of Acquiring Fund Shares. Acquired Fund Shareholders subject to taxation will recognize income upon receipt of any net investment income (not constituting exempt-interest dividends) or net capital gains of an Acquired Fund which are distributed by the Acquired Fund prior to the Effective Time;

       (ii) the tax basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganizations will be equal to the tax basis of the Acquired Fund Shares exchanged therefor;

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       (iii) the holding period of the Acquiring Fund Shares received by each
Acquired Fund Shareholder pursuant to the Reorganizations will include the period during which the Acquired Fund Shareholder held the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shares were held as capital assets at the Effective Time;

       (iv) the Acquired Funds will recognize no income, gain or loss by reason of the Reorganizations;

       (v) the Acquiring Funds will recognize no income, gain or loss by reason of the Reorganizations;

       (vi) the tax basis of the assets received by each Acquiring Fund pursuant to the Reorganizations will be the same as the basis of those assets in the hands of the corresponding Acquired Fund as of the Effective Time;

       (vii) the holding period of the assets received by each Acquiring Fund pursuant to the Reorganizations will include the period during which such assets were held by the corresponding Acquired Fund; and

       (viii) each Acquiring Fund will succeed to and take into account the earnings and profits, or deficit in earning and profits, of the corresponding Acquired Fund as of the Effective Time.

     No opinion is expressed as to the effect of the Reorganizations on the Acquired Funds, the Acquiring Funds or any shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

     The foregoing opinion is being furnished to you solely for your benefit in connection with the Reorganizations and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed herein. No opinion is expressed and none should be inferred as to any other matter.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to the reference to this firm under the captions "Federal Income Tax Consequences of the Reorganizations" and "Information about the Reorganizations -- Federal Income Tax Considerations," in the
Prospectus/Proxy Statement included in the Registration Statement.

                                                  Very truly yours,

                                           /s/ Dorsey & Whitney LLP

BJS/KAS/WRG